Exhibit 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


         We hereby consent to the incorporation by reference in the Registration Statements No.'s 333-75904, 333-86871, 333-61905, 333-22499 and 333-43305 on
Form S-8 of our report dated September 13, 2005, except for Note 19 which is as of September 26, 2005 (which report expresses an unqualified opinion and includes an explanatory paragraph concerning substantial doubt about the Company's ability to continue as a going concern), appearing in this Annual Report on Form 10-K of Windswept Environmental Group, Inc. for the year ended June 28, 2005.

/s/ Massella & Associates, CPA, PLLC

Massella & Associates, CPA, PLLC
Syosset, New York
September 30, 2005